UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No.      )

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CytRx Corporation
(Name of Registrant as Specified in Its Charter)

JERALD A. HAMMANN
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Below please find the full text of a letter being provided to CytRx stockholders beginning on August 17, 2020.

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Hammann defends his past.

Discloses efforts by the Company to stuff the ballot boxes with its issuance of questionable new shares.

Why does the Company repeatedly engage in questionable behavior?

August 17, 2020

Dear Fellow CytRx Shareholder:

This communication is in part responsive to the letter mailed by CytRx Corporation to its shareholders on August 13, 2020. Within this letter is a section titled "MR. HAMMANN HAS A LONG HISTORY OF FRIVOLOUS LEGAL ACTIONS, CONCERNING EMPLOYMENT DISPUTES AND POOR PERSONAL AND FINANCIAL JUDGEMENT".

The statement that I have been involved in a substantial amount of litigation is true. The statement that, most times, the result of this litigation runs in favor of the party I am opposing is also true. The statement that I have been found to be a frivolous litigant is also true. I will address these statements shortly.

I'm not sure whether the statement referencing Enron Corporation and one of my former employers is true or not, but it still has not ceased to make me laugh every time I read it, even though I know that the reason the statement was made is because it will convince some people that I am an unsuitable candidate for Board membership.

Enron was located in Houston, TX. I went to college at the University of Houston as a National Merit Scholar academic recruit and was honored to be later nominated by the University to be a Rhodes Scholar. I also received other academic and community service recognition while attending Houston, but only those for which other people nominated me. As I inartfully told one of the college administrators at a recognition event for one community service award presented by General Motors who remarked on not seeing me at a much larger University recognition event, "I didn't want to win them all." When I, embarrassed by what I had said, immediately attempted to clarify what I meant, the administrator smiled and said that he understood what I meant. Those other awards were going to mean more to and have more impact on the lives of the persons receiving them than they would for me, and I preferred that that recognition go to and those opportunities be realized by my fellow classmates.

I left Houston to return to Minnesota in part because I did not want to work in the oil and gas industry and, beginning a career as a certified public accountant in Houston, working in oil and gas likely would have been inevitable. Therefore, I never personally worked with Enron and the only contact I had with people who did was as part of the recruitment efforts Arthur Andersen engaged in to secure my employment.

I would also point out that my career has mostly been in the healthcare and healthcare-related fields. While I recognize that, because healthcare is regional, the past clients I disclosed in my Proxy Statement may not be household names to you -- Lee Health (Ft. Myers, FL), Mercy Health (Cincinnati, OH), University of the Incarnate Word (San Antonio, TX), Multicare Health System (Tacoma, WA), Honor Health (Scottsdale, AZ), Cedars-Sinai Medical Center (Los Angeles, CA) -- they are household names in the communities they serve, almost always being the largest healthcare provider in their region and almost always being a billion dollar plus company. My consulting work for these clients has almost always been for someone who reports directly to the Chief Executive Officer and my work is presented to either or both of a committee of the executive officers or the board of these health systems. Therefore, when the Company claims that, while I am a trusted business advisor to profitable billion-dollar healthcare enterprises, I am somehow not qualified to serve on its Board when it has no anticipated operations, produces no revenue, and yet is somehow on pace to consume approximately $5.4 million in expenses this year, I do not find the same humor in these blatant slanders that I do to the Enron allusion.

Most everything else included in this section of the Company's letter is prefaced with "we believe" or "we question", which I believe is the Company's means of attempting to convince you that you should believe and that you should question these same things.

Like the Company, I am now going to share a few facts with you, paint a narrative, and ask you to begin questioning things. Let's start with some facts relevant to information presented in the Company's letter. These facts bear upon my history of engaging in litigation.

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First, university researchers Alexandra Lahav and Peter Siegelman documented that in the third quarter of 1985, federal court civil plaintiffs won almost 70% of federal cases that were adjudicated to completion. Ten years later in 1995, plaintiff win rates in federal courts dropped to 30%.

Second, in 1938, the civil trial rate was 18.16% for all federal court cases. From 1962-1968, civil trial rates occurred within the 11%-12% range for all federal court cases. For the 12-month period ending September 30, 2019, the total federal civil trial rate was 0.7% and the civil jury trial rate was 0.5% of the 0.7%. This dramatic decline in civil trial and jury trial rates has occurred in nearly every state court as well, including the State of Minnesota.

Third, all of the litigation in which I have been involved in occurred after 2000, which is to say it occurred after the massive drop in civil plaintiff win rates and the massive drop in civil trial and jury trial rates. In some of these cases, I have been labeled by the court as a frivolous litigant.

The citations for these facts are disclosed in a petition for certiorari currently before the United States Supreme Court entitled Jerald Hammann v. Wells Fargo Bank, placed on the Supreme Court docket on August 3, 2020, as Case No. 20-113. For your convenience, I have placed a copy of this petition on my website at www.noticepapers.com/. If you are interested in receiving more color relating the facts described above, this petition is a good first place to start.

These are some principal facts, in as brief a format as I can communicate them. You could spend months and years - I know this because I have - further delving into these numbers and their implications.

Moving now from facts to narrative, I contend that my general lack of success before the courts has a great deal more to do with the statistics I present above than with the actual merits of my presented facts and arguments before the courts. Since plaintiff win rates and civil bench and jury trials have declined as precipitously as they have, it means that I am not the only one losing valid claims. It means that an enormous number - millions upon millions - of plaintiffs are similarly losing valid claims.

I am also going to share a little secret with you. If I told you that there was a 1% chance that the United States Supreme Court would agree to hear my August 3, 2020, petition, I suspect that the vast majority of seasoned observers of Supreme Court conduct would suggest that I am being so wildly optimistic as to border on delusion. And yet, I spent at least a month of my time writing the petition and - if you read the petition, you will recognize - several additional months of my time building the procedural history for this case. All for something that the Supreme Court is going to refuse to even consider.

It does not seem rationale, does it? From a business perspective, it certainly is not. So how, then, is it rationale?

One of the most common phrases we here when really big scandals come to light is the phrase "what did they know and when did they know it?" The reason I generally appeal every adverse court ruling, and the reason my appeals were taken all of the way to the United States Supreme Court since the early to mid-2010s is to provide a definitive answer to this question. If in the future, one were to go back and ask the question, "what did they know and when did they know it," the dates of my appellate briefs would provide the answer to the statement, "they knew at least this, and they knew it at least as early as this document." So a first reason I appeal almost every adverse court decision is to fix in the public record an answer to the questions, "what did they know and when did they know it."

A second reason I appeal almost every adverse decision is to leave a trail of breadcrumbs so that the next person who takes up the cause of judicial reform doesn't have to start from the base that I started from, but can begin their journey from a better starting point. Societal change is in large part the result of the efforts of a lot of people whose names are lost to history, upon whose work the successes of those names who are remembered by history is possible. Without an appeal, my cases would be buried in document databases that are not topic-searchable and would therefore be extremely difficult to discover. Making an appeal at least gets the case in a topic-searchable database, which means that it is more likely that the next person will discovery my efforts and be able to build upon them.

A third reason I appeal almost every adverse decision is that one never knows when an opportunity for societal change will present itself. These activities happen within an ever-changing environment such that there is always the opportunity to be pleasantly surprised by some shift, however, small, in the attitudes of the persons opposing your change. For the types of claims I have in the past brought before the courts, it is my belief that what I would have needed to prevail is a change in the attitude of the courts more so than any change in the facts I presented or in their presentation.

Beyond these facts and this narrative, which are detailed at a very high level, I believe that delving into any one particular case in which I was involved, even the misdemeanor case, would risk distracting shareholders from underlying financial circumstances relating to the company, which I believe is one of the objectives of the Company's efforts. Therefore, instead of further defending my reputation in this matter at present, I would like to place before you some additional facts, some of which I just received from the Company on the evening of Friday August 14, 2020.

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First, on June 4, 2019, trading in CytRx Corporation's shares was suspended on the NASDAQ stock exchange, for failure of the stock to remain above the exchange's $1 share price requirement. The stock was later delisted on June 21, 2019, and a Notification of Removal From Listing was filed by NASDAQ with the SEC on June 24, 2019.

Second, under Nasdaq regulations, "[s]hareholder approval is required prior to the issuance of securities when a stock option or purchase plan is to be established or materially amended or other equity compensation arrangement made or materially amended, pursuant to which stock may be acquired by officers, directors, employees, or consultants, except for: [four exceptions provided by the regulation]." See Nasdaq Rule 5635(c).

Third, on November 13, 2020, in a 15-minute Compensation Committee Meeting, along with approving March 2020 committee meeting minutes and apparently without any previously-disclosed materials or any documented pre-discussion, the Committee approved: (a) a new equity compensation plan (the "2019 Stock Incentive Plan"); (b) 2020 compensation amounts and 2019 bonuses for two executives; (c) an amendment to Mr. Kriegman's employment agreement (the "2019 Employment Agreement Amendment"); and (d) increases in Director fee compensation. All of (a)-(c) of these actions appear to have been approved by the Committee exactly as Mr. Kriegsman requested. It is unclear of the origin of the Directors fee increases.

Fourth, it appears that none of the other compensation-related matters described in (b)-(d) above were ever voted on by the full Board of Directors, but instead only by the Compensation Committee, which at that time was comprised of only two (2) of the four (4) board members.

Fifth, while the Compensation Committee approved a $150,000 bonus for Mr. Kriegsman, his bonus as reported in the Company's 2019 10-K was $190,000, $40,000 higher than was approved.

Sixth, in relation matters described in (a) above, in the November 13, 2019, Compensation Committee meeting minutes, it indicates that "the CytRx 2019 Stock Incentive plan was unanimously approved by all Committee members and will be presented for approval by the Board of Directors." However, according to the minutes of the December 13, 2019, regular Board meeting, the 2019 Stock Incentive Plan was neither presented to nor approved by the full Board at that meeting. The previous regular Board meeting occurred on July 31, 2019. In the document titled "CYTRX CORPORATION 2019 STOCK INCENTIVE PLAN", Christina Newman, Corporate Secretary certified that the Plan "was duly adopted by the Board on November 15, 2019."

Seventh, under Delaware Corporate Law, "[s]ubject to any provisions in the certificate of incorporation, every corporation may create and issue . . . rights or options entitling the holders thereof to acquire from the corporation any shares of its capital stock of any class or classes, such rights or options to be evidenced by or in such instrument or instruments as shall be approved by the board of directors." See 8 DGCL Sec. 157(a).

Eighth, there were approximately 5.4 million shares of the Company's common stock that were authorized and unissued or unreserved prior to the creation of the 2019 Stock Incentive Plan. All 5.4 million of these shares were contributed to the 2019 Stock Incentive Plan. All 5.4 million of these shares contributed were also immediately awarded in 2019.

Ninth, the Stock options were awarded by the two (2) members of the Compensation Committee, Dr. Ignarro and Mr. Caldwell. These awards included awards to themselves in the amounts of 700,000 options for Dr. Ignarro and 450,000 options for Mr. Caldwell.

Tenth, under Delaware Corporate Law, "[t]he board of directors may not authorize an officer to designate himself or herself as a recipient of any such rights or options." See 8 DGCL Sec. 157(c).

Eleventh, stock option awards under the previous stock incentive plan vested "in 36 equal monthly installments". See e.g., 2016 and 2017 10-Ks. Indeed, the Company claimed the same was true about the 2019 options awards. See e.g., 2019 10-K at 45. However, according to the December 13, 2019 Compensation Committee meeting minutes provided to me on August 14, 2020, the stock options it awarded under the 2019 Stock Incentive Plan vested in full immediately. Compensation Committee meeting minutes from all meetings other than the alleged December 13, 2020, meeting were provided to me in a mailing sent on March 6, 2020.

Twelfth, at the 2018 Shareholder meeting, the last for which a quorum was reached, approximately 9,361,000 votes were cast either for or against each of the two Board candidates.

Thirteenth, according to the Company's 10-Q filed on August 14, 2020, "the Company's Chief Executive Officer, certain Board members and an outside consultant exercised 4.4 million of their 2019 stock options on a cashless exercise basis, and were issued a total of approximately 2.7 million common shares of the Company." These "certain Board members" included Dr. Ignarro, and Mr. Caldwell. The voting block held by insiders - all stock these parties awarded to themselves - is now approximately 3.6 million shares.

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Fourteenth, the Company set a record date of August 21, 2020, for its September 3, 2020, Annual Shareholder's meeting. Adding approximately 2.7 million votes to the approximately 9.3 million votes cast in 2018 implies a new baseline of approximately 12 million votes (i.e., absent any increase in voter turnout). However, whereas in 2018, insiders voted approximately 10% of the shares actually voted, in 2020, insiders will vote approximately 30% of the baseline shares.

Moving now from facts to narrative, speaking as someone who is not an attorney and who is not offering legal advice to anyone, I am concerned that stock awarded from a non-shareholder-approved stock incentive plan (that may require shareholder approval to be valid) that may also not have been approved by the Board (which appears required to be valid) will be voted at the September 3, 2020, shareholder meeting.

I am further concerned that some of the shares likely to be voted were the result of two Directors awarding themselves stock options, which appears to be prohibited by Delaware Corporate Law.

I am further concerned that the Company disclosed in their 2019 10-K filed on March 27, 2020, that these options vested "in 36 equal monthly installments" (see 2019 10-K at 45), but then exercised them all, even though only 8 of the purported 36 months have transpired. The fact that a previously-undisclosed document was provided to me on August 14, 2020, which contradicts the 2019 10-K in a manner which supports this full exercise beneficial to the Company's proxy defense only increases my concern that the document provided to me may not match the original document created to memorialize events and transactions which either may not have occurred or were recorded differently when they occurred. Even as presently recorded, the meeting lasted only 10 minutes. If the provided document is genuine, why was it not provided with all of the other Compensation Committee meeting minutes on March 6, 2020, and why did it take more than five (5) additional months to provide it?

In summary, in my opinion, it is transparently obvious that the stock options were exercised to stuff the ballot boxes with 2.7 million new votes in the Company's favor relating to the present proxy contest, thereby increasing insider voting power from 10% in 2018 to 30% in 2020. This raises its own questions and is concerning in and of itself. But what is further concerning is that, as of today, I don't know whether any of these new shares are actually valid. I contend that it is highly likely neither do any of the outside shareholders unless they themselves are an attorney or have already consulted with an attorney on one or more of the issues raised above.

If the Company wishes to continue to slander my reputation with baseless claims, I will endeavor to continue to respond with facts, either as rebuttal to their claims, or to reveal that which it wishes to conceal.

Sincerely,

/s/ Jerald Hammann
Jerald Hammann

If you have any questions, require assistance in voting your WHITE proxy card,

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,
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Shareholders call toll-free at (800) 246-4238 or (612) 290-7282

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